                                                                   EXHIBIT 10.18


                              EMPLOYMENT AGREEMENT

         THIS IS AN AGREEMENT, made as of this 29th day of September, 1992, by and between Biosym Technologies, Inc., a California corporation (hereafter "Biosym") and John Newsam, presently residing at 4303 Corte Al Fresco, San Diego, California 92130 (hereafter "Employee") .

                                  WITNESSETH:

         WHEREAS, Employee has been employed by Biosym in a key executive capacity and Biosym and Employee now wish to enter into an agreement of employment that will constitute the sole and exclusive agreement relating to the employment of Employee by Biosym.

         NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, it is hereby agreed between Biosym and Employee as follows:

                             ARTICLE I. Employment

         1.1 Biosym shall continue to employ Employee, and Employee shall continue to accept employment with and work for Biosym, in a full-time capacity and for the period of time commencing with
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                                      -2-

the date of the Merger contemplated by an Agreement and Plan of Merger dated as of June 3, 1992 between Biosym, Corning Incorporated ("Corning") , and Biosym/Acquisition Inc., a California corporation (the "Merger"), and ending on June 30, 1997 (this period is sometimes referred to herein as the "Term"). Such employment shall be in the capacity of Director- Catalysis or such other senior executive capacity with Biosym as Biosym, acting through its Board of Directors may designate, and as is reasonable under the circumstances, and Biosym shall assign to Employee, and Employee shall accept and diligently perform to the reasonable satisfaction of Biosym, those executive duties assigned to him by Biosym.

         1.2 During the Term, Employee shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee, agent or shareholder of any other person, firm or business organization, engage in any other business activity or pursuit for compensation requiring Employee's personal services during the period of Employee's employment without the prior written consent of Biosym acting through its Board of Directors; provided however nothing in this Agreement shall preclude Employee from: (i) engaging in charitable and community activities or from managing Employee's personal investments, or (ii) serving as a member of the board of directors of an unaffiliated company not in competition with Biosym or supplying goods or services to Biosym or buying goods and services from Biosym, subject however in each such case of
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                                      -3-

board membership, to approval of the Board of Directors of Biosym not to be unreasonably withheld, so long as in all cases in (i) and (ii) Employee's activities do not interfere with the performance of Employee's duties or responsibilities under this Agreement.

                            ARTICLE II. Compensation

         2.1 Employee shall be compensated at an annual base salary of $95,000.00 during the Term. The Biosym Board of Directors shall review and may, if appropriate, at its discretion, increase this annual base salary from time to time during the Term of this Agreement to reflect ordinary salary actions granted generally to other Biosym employees at the discretion of the Board of Directors and the management of Biosym.

         2.2 Base salary shall be paid periodically in the same manner as it is paid to other senior executive employees of Biosym. Base salary and other compensation shall be subject to such withholdings as required by law or otherwise agreed to by Employee.

         2.3 As contemplated by the Agreement and Plan of Merger dated June 3, 1992 (the "Merger Agreement"), Employee and Biosym have entered into an Assumption Agreement on the date of the Merger concerning unexercised stock options for Biosym common stock held by Employee under (a) Stock Option Agreement(s) dated
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                                      -4-

11/28/90 granting Employee the right to purchase an aggregate of 24,000 shares of Biosym common stock and providing for certain rights of acceleration in the event of an acquisition of Biosym. The Assumption Agreement provides with respect to certain stock options subject to the acceleration rights ("Biosym Stock Options") that: (a) any right to exercise a Biosym Stock Option as a result of the Merger will be waived by Employee and be inoperative, and (b) the Biosym Stock Options will be converted into certain rights to acquire Corning common stock evidenced by the Assumption Agreement.

         2.4 During the Term of this Agreement, Employee shall be eligible to receive annual bonuses to be calculated, earned and payable as provided below:

         (a) The first portion of Employee's annual bonus will be calculated by comparing the actual operating margins achieved in each twelve month period ending June 30 (1993 through 1997), as shown on unaudited income statements of Biosym for each such period prepared by Biosym's internal accountants in accordance with United States generally accepted accounting principles applied in conformity with Corning's accounting policies (the "Comparative Income Statement"), with the projections set forth in the Biosym Projected Income Statement on Exhibit A (the "Biosym Projection") for such period, and Employee, subject to the provisions of this
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                                       -5-

             Agreement, shall be entitled to the bonus based on such comparison of that operating margin to the extent expressly set forth on, or calculable from and in accordance with, Exhibit A hereto; provided however that the calculation of such actual operating margins shall not include excessive charges to Biosym for corporate overheads or other services provided or assigned to Biosym by Corning or its affiliates which do not reflect fair value. The second portion of Employee's annual bonus shall be set by determining the extent to which Employee has achieved the management objectives for such annual period set for such Employee by agreement of the Employee and the Biosym President (and if they fail to agree by the President). Such determination shall be conclusive in all respects when made by the President and confirmed by the Board of Directors of Biosym. The amount of this portion of the bonus shall be calculated using the percentage by which Employee has achieved such management objectives as determined by the President and confirmed by the Board of Directors and such calculation is described and set forth in Exhibit A hereto.

         (b) The Board of Directors of Biosym shall have the authority, at its sole discretion, to reasonably restate the Biosym Projection to account for or take into consideration: (i) unusual one-time events which constitute material changes in the financial condition or performance of Biosym or a change in the character or nature of Biosym business outside the ordinary course of business, including without limitation material acquisitions but excluding any acquisition of Hare Inc. made within one year hereof and (ii) any change in the fiscal year of Biosym including without limitation a change from the current fiscal year to a calendar year; provided that the Board of Directors will discuss such restatements with the President and Chief Executive Officer of Biosym in advance of effecting any such restatement; and further provided that any such changes made in restating the Biosym Projection shall also be reflected in the Comparative Income Statement to the extent reasonably approved by the Board of Directors of Biosym.

         (c) Any amounts payable to Employee pursuant to this Section 2.4 as provided in subsection (d) will be paid 50% in cash and up to 50% in Value of restricted common stock of Corning Incorporated subject to the Divisional Stock Incentive Plan of Corning Incorporated (its amendments or substitute plans) and subject to approval by the Board of Directors of Corning ("Restricted Corning Stock") for each of the twelve month periods in which it is earned. The Biosym Board of Directors may however substitute a payment of cash for any Restricted
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                                       -7-

             Corning Stock that may otherwise be payable hereunder. Value when used with respect to Restricted Common Stock earned under this
             Section 2.4 means the average of the high and low price for a share of Corning Common Stock listed under the "New York Stock Exchange Composite Transaction" as reported in The Wall Street Journal (Eastern Edition) for the last business day of the applicable twelve month period July 1 to June 30 in which it is earned.

         (d) The 50% cash portion of the amounts earned by Employee under this
             Section 2.4 shall be payable to Employee promptly after it is calculable under this Agreement and declared earned by the Board of Directors and the portion payable in Restricted Common Stock, or any cash in lieu of such stock, shall be payable to Employee two years after it is calculable under this Agreement and declared earned by the Board of Directors subject to the provisions herein, including Section 7.3, below and unless Employee voluntarily terminates Employee's employment with Biosym or is otherwise in violation of this Agreement or has been discharged pursuant to
             Section 7.1 hereof. For example, the amount earned by an Employee for the twelve month period ending June 30, 1993 which is payable in Restricted Stock (or any cash in lieu thereof) will be payable within a reasonable period of time after June 30, 1995.

         (e) Employee acknowledges that subject to subsection (h) below, the shares of Restricted Common Stock (and all shares subsequently issued or distributed by means of dividends, splits, combinations, reclassifications, or other capital changes with respect to such shares) may not be sold, assigned, transferred, pledged or otherwise encumbered by or on behalf of or for the benefit of Employee until Employee is entitled to receive physical possession of the shares pursuant to the terms of this Agreement.

         (f) Employee acknowledges that each certificate issued with respect to the shares shall be registered in the name of the undersigned but shall be held by Corning Incorporated for safekeeping until Employee is entitled to receive physical possession of the shares pursuant to the terms of this Agreement.

         (g) Employee acknowledges that any right to receive the shares of Restricted Common Stock will be terminated in whole or in part and shall, unless otherwise determined by the Board of Directors and the Corning Board of Directors in their sole discretion, be terminated, if Employee shall be discharged for Cause as defined in
             Section 7.1 or shall retire or otherwise leave voluntarily the employ of Biosym (other than for a transfer or assignment to an entity or corporation of
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                                       -9-

             which at least 50% of the ownership interest or outstanding capital stock having ordinary voting power to elect one half or a majority of the managing committee or Board of Directors of such entity or corporation is at the time of transfer or assignment directly or indirectly owned by Corning).

         (h) Upon the occurrence of any event set forth in clauses (1) and (2) below, Biosym shall deliver to Employee or Employee's personal representative, free of any legend, the possibility of forfeiture and any restrictions on transfer or alienation, certificates representing the shares of Restricted Common Stock in such number as to which Employee may be entitled at the time of such event pursuant to the provisions of the Agreement.

             (1) death;

             (2) retirement from Biosym's employ for reasons of total and permanent disability or for medical or health reasons which may not be deemed to constitute total and permanent disability but which render Employee unable to perform the duties and responsibilities assigned to Employee by, and owed by Employee to, Biosym.

                        ARTICLE III. Executive Benefits

         3.1 During the Term of this Agreement, Employee shall be entitled to participate in Biosym's group life insurance plans as they may be amended and in force from time to time during the Term, and shall be entitled to health insurance coverage for self and dependents upon the same basis as provided to other senior executive employees of Biosym.

         3.2 Biosym shall provide to Employee vacation, insurances (other than as provided for in Paragraph 3.1) and fringe benefits no less favorable to Employee than it may from time to time make available to its employees generally on a pro rata basis or on a basis proportional with Employee's annual salary hereunder as may be appropriate with respect to the particular plan.

         3.3 Employee may incur reasonable business expenses in the course of employment hereunder for which Employee shall be eligible for reimbursement or advances for such expenses in accordance with Biosym's policy for business and business travel expenses therefor for its senior executive employees generally.

         3.4 Employee shall not be required without Employee's consent to accept any: (a) transfer to a place of business that is more than 35 miles from the present location of Biosym, except in connection with a movement of Biosym's principal place of business or headquarters to a location within the City of San
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Diego or the County of San Diego, California, or (b) any temporary assignment which would require Employee to be absent from Employee's home for more than thirty (30) consecutive days.

              ARTICLE IV. Invention Disclosure, Patent Assignment
                          and Copyright

         4.1 Employee shall promptly disclose to Biosym all inventions conceived or developed by Employee solely or jointly with another during the Term of this Agreement and for six months thereafter, which are related to the modeling (including graphical display) of chemical structures, properties, and processes, the analysis of experimental data relating to such structures, properties, and processes, and the creation and implementation of computer programs for accomplishing same (the "Biosym Business") on such form as Biosym may require from time to time. Such disclosure shall be kept confidential by Biosym during Biosym's review and if Biosym determines that the invention is not the property of Biosym. Employee hereby assigns to Biosym all right, title and interest in and to any such inventions relating to the Biosym Business (including any actually or demonstratively anticipated research and development of Biosym) which are conceived or made by Employee solely or jointly with any other person, during the course of employment with Biosym.
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                                     - 12 -

         4.2 All rights in developments (including without limitation software, source codes, object codes, subroutines, file formats, user interfaces, algorithms, molecular structures and compositions, business methods and trade secrets), reports, records and other documents prepared by Employee during the Term and which relate to the Biosym Business or are within the scope of employment hereunder shall vest exclusively with Biosym, and Employee upon Biosym's request will execute any assignments necessary to protect Biosym's (or its assignees) interests in such intellectual property rights and documents and shall assist Biosym (or its assignees) in securing patent protection, if available, or Federal copyright registration for any inventions included in such property rights or documents. Except as disclosed on Exhibit B hereto, Employee has not developed or conceived of any invention related to the Biosym Business as of the date of this Agreement that is not owned by Biosym.

         4.3 Employee hereby acknowledges that this provision constitutes written notification that this Agreement does not require any assignment of any inventions or rights or interests therein which fully qualify as an invention under Section 2870(b) of the California Labor Code. A copy of Sections 2870, 2871 and 2872 of the California Labor Code is attached as Exhibit C.

                          ARTICLE V. Non-Solicitation

         5.1 During the Term of this Agreement, or if the employment provided by Agreement is terminated by Employee or by Biosym for any reason prior to the expiration of the Term of this Agreement, Employee shall not, for a period of two years after the later of: (a) the Term of this Agreement, or (b) such termination, engage in any activity which is intended directly or indirectly to solicit, encourage, induce or attract to the employ of Employee or any other business any person who is then an employee of or consultant (other than consultants providing general services, such as accountants, which are not directly related to the development, production or marketing of Biosym products or technologies) to Biosym or offer any employment, consulting or ownership interest to any person who is an employee or consultant to Biosym.

                          ARTICLE VI. Confidentiality

         Employee will during the course of employment be privy to information belonging to Biosym which information is valuable to Biosym and which information Biosym holds in confidence. Employee undertakes with respect to information Employee understands, or reasonably should believe to be confidential to Biosym, or as to which Employee has been specifically advised by Biosym that it regards to be confidential, not to disclose to third parties or use such information except in connection with
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                                     - 14 -

the performance of duties as an Employee of Biosym pursuant to this Agreement during the Term or after the expiration or termination of this Agreement for any reason. At the expiration of this Agreement or termination of employment hereunder, Employee will, at Biosym's request, return to Biosym all written confidential information received from Biosym and destroy any transcriptions or copies Employee may have of such information, unless an alternative method of disposition is approved by Biosym in writing. Employee's obligations under this
Article VI shall be in addition to any other confidentiality or nondisclosure obligations of Employee to Biosym at law or under any other agreements.

                    ARTICLE VII. Termination and Termination
                                 of Responsibilities

                  7.1 Employee shall be subject to termination of Employee's employment during the Term by Biosym only for Cause as defined below, or disability which prevents Employee from working for longer than six (6) months or relieved of responsibilities as provided in Section 7.3 below. Notwithstanding any dispute over whether a termination was properly for Cause, Biosym may bar Employee from access to Biosym's offices, facilities and business records after giving Employee notice of termination for Cause provided that in the event of a dispute concerning Biosym's finding of Cause which is the subject matter of a proceeding under Section 8.7, Employee and Employee's legal representative shall have access to business records relevant to such a finding of Cause to the extent provided in Section 8.7. "Cause" shall mean: (i) Employee's material breach of this Agreement (other than for reasons related only to the business performance of Biosym or business results achieved by Employee) which continues uncured for more than five (5) days after oral or written notice by Biosym, (ii) persistent refusal by Employee to perform assigned executive employment duties consistent with Employee's executive position, (iii) unexcused absence for more than two consecutive weeks (other than for reasons relating to Employee's illness or vacation), (iv) Employee's gross negligence or willful misconduct,
(v) Employee's substance abuse for which treatment is refused, (vi) conviction of Employee of a felony or misdemeanor (other than traffic offenses). For purposes of subsection (iv), no act or failure to act on Employee's part shall be considered to be reason for termination for Cause if done, or omitted to be done, by Employee in good faith and with the reasonable belief that the action or omission was in the best interest of Biosym and not unlawful.

         7.2 Except as may be otherwise provided in applicable Biosym benefit plans, Biosym shall not be liable to Employee for any salary or benefits continuation beyond the date of Employee's death (except as expressly provided herein), termination for disability (except as expressly provided herein), voluntary termination of employment with Biosym or upon Biosym's rightful termination of Employee for Cause, except as may be required by law.

         7.3 Employee may be relieved of responsibilities by Biosym without Cause or Employee's consent if Biosym's Board of Directors, upon assessment of the general business performance of Biosym and the specific performance of Employee determines that the business needs of Biosym require the replacement of Employee, by furnishing Employee with written notice ("Notice") of that fact setting forth the effective date that Employee is to be so relieved of responsibilities and provided that in such event:

         (a) If the effective date of the Notice is a date prior to June 30, 1993, Employee will be entitled to Employee's base salary at the then effective rate until June 30, 1995, together with any bonus amounts Employee would otherwise have earned, under Section 2.4 pursuant to the Incentive Plan prior to June 30, 1995, even if payable after June 30, 1995; provided that in any event Employee's employment with Biosym shall be terminated effective July 1, 1995.

         (b) If Employee is relieved of responsibility effective on a date prior to June 30, 1995, but any time after June 30, 1993, Employee will be entitled to Employee's base salary at the then effective rate until the second anniversary of the effective date of such relief or June 30, 1997, whichever is earlier, together with any bonus amounts Employee would otherwise have earned, under
             Section 2.4 pursuant to the Incentive Plan prior to June 30, 1995, even if payable later than such date; provided that Employee's employment with Biosym shall terminate on the earlier of the day after such second anniversary or July 1, 1997.

         (c) If Employee is relieved of responsibility on or after June 30, 1995, Employee will be entitled to Employee's base salary at the then effective rate until the end of the Term, together with any bonus amounts Employee would otherwise have earned under Section
             2.4 pursuant to the Incentive Plan prior to the effective date of such relief.

         (d) Employee shall be allowed to continue participation in Biosym health and life insurance plans through the period in which Employee is receiving Employee's base salary under clause (a) or
             (b) above or until Employee is covered by a successor employee's comparable benefit plans.

In the event Employee is relieved of responsibilities under this Section 7.3, Employee shall no longer be eligible to earn any amounts under Section 2.4 based on Biosym financial performance subsequent to the effective date of such change, except as expressly provided in Sections (a),
(b) and (c) above, and shall not receive any other Employee benefits described in Article III except as expressly set forth in clause (d) above. If Employee is to be relieved of responsibilities under this Section 7.3, Biosym will use its best efforts to provide Employee with the opportunity to resign immediately before the effective date of the Notice described in the first paragraph of this
Section 7.3, but Employee's resignation under those circumstances will have the same effect under this Agreement as if Employee were relieved of responsibilities under this Section 7.3; provided any such resignation must be in writing and acknowledge that this Section 7.3 is applicable in accordance with its terms. If Employee's employment responsibilities are changed or limited under this Section 7.3, Biosym may bar Employee from access to Biosym's offices, facilities and business records.

                          ARTICLE VIII. Miscellaneous

         8.1 This Agreement shall be governed by and subject to the internal laws of the State of California.

         8.2 The failure of Biosym or Employee to insist in any one or more instances upon performance of any of terms, covenants and conditions of this Agreement, shall not be construed as a waiver
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                                     - 19 -

or relinquishing of any rights granted hereunder or of the future performance of any such terms, covenants or conditions.

         8.3 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified mail, postage prepaid;

         If to Biosym:              Biosym Technologies, Inc.
                                    9685 Scranton Road
                                    San Diego, California  92121
                                    Attn:     President
                                          ------------------

         with a copy to:            Corning Incorporated
                                    Houghton Park C-3-6
                                    Corning, New York  14831
                                    Attn:  Secretary

         If to Employee:            John Newsam
                                    4303 Corte Al Fresco
                                    San Diego, California  92130

         with a copy to:
                                    ------------------------------
                                    ------------------------------
                                    ------------------------------
                                    Attn:
                                          ------------------------
or at such other address or addresses as any such party may have furnished to the other party in writing.

         8.4 This Agreement is for personal services and is therefore not assignable by Employee and is assignable by Biosym only to a successor of substantially the entire business of Biosym.

         8.5 This Agreement, including the Exhibits attached hereto and the documents referred to herein, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof (except as otherwise expressly provided herein). This Agreement may not be changed, modified or any right under it waived in any manner except by written instrument signed by both parties expressing the plan and intention to modify this Agreement. No principle of construction or interpretation shall be applied to construe this Agreement or any part of it against the party which drafted the Agreement.

         8.6 Any provision of this Agreement which is prohibited or unenforceable shall be ineffective in a jurisdiction where such enforcement is sought but only to the extent of such prohibition on unenforceability without invalidity of the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction.

         8.7 Any dispute with respect to any aspect hereof which cannot be settled by the parties shall be settled by arbitration in the City of San Diego, California and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Except as specifically provided herein, the arbitration shall proceed in accordance with the laws of the State of California. The party requesting arbitration shall give a written demand for arbitration to the other party by registered or certified mail. The demand shall set forth a statement of the nature of the
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                                     - 21 -

dispute, the amount involved and the remedies sought. No later than twenty (20) calendar days after the demand for arbitration is served, the parties shall jointly select and appoint a retired judge of the San Diego County Superior Court to act as the arbitrator. In the event the parties do not agree on the selection of an arbitrator, the party seeking arbitration shall apply to the San Diego County Superior Court for the appointment of a retired judge of that court to serve as arbitrator. As rules for the arbitration the arbitrator shall apply the provisions of Sections 1282 through 1284.2 of the California Code of Civil Procedure, and the parties may pursue discovery in accordance with California Code of Civil Procedure Section 1283.05 which shall however be limited to no more than two depositions taken by each party and the production of only those documents directly relevant to the dispute. No later than ten (10) calendar days after the arbitrator is appointed, the arbitrator shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing shall commence no later than one hundred twenty (120) calendar days after the arbitrator is appointed and shall continue from day to day until completed. All discovery shall be completed no later than the commencement of the arbitration hearing or one hundred twenty (120) calendar days after the date that a proper demand for arbitration is served, whichever occurs earlier unless upon a showing of good cause the arbitrator extends or shortens that period. The arbitrator shall issue his or her award in writing no later than twenty (20) calendar days after the conclusion of
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                                     - 22 -

the hearing. The arbitration award shall be final and binding regardless of whether one of the parties fails or refuses to participate in the arbitration. The arbitrator is empowered to hear all disputes between the parties concerning the subject matter hereof, and the arbitrator may award monetary damages, specific performance, injunctive relief, rescission, restitution, costs and attorneys fees. The arbitrator shall have no authority to award exemplary or punitive damages under any circumstance. Either party may request that the arbitrator submit written findings of fact and conclusions of law.

                        ARTICLE IX. Condition Subsequent

         This Agreement shall be null and void and of no effect if the Merger is not consummated.

         IN WITNESS WHEREOF, Biosym has executed this Agreement by its duly authorized officer and has caused its corporate seal to be affixed, and Employee has individually executed this Agreement intending to be legally bound, as of the date hereof.

                                   "Biosym":

                                    Biosym Technologies, Inc.,
                                    a California corporation

                                    By /s/ Kevin J. Roberts
                                      --------------------------
                                       Kevin J. Roberts, CEO
                                      --------------------------
                                      [Printed Name and Title]


                                    "Employee":
                                       /s/ John M Newsam 9/22/92
                                      --------------------------
                                        John M. Newsam
                                      --------------------------
                                      [Printed Name]

                                    COVENANT

THIS AGREEMENT is made as of this 29th day of September, 1992, by and among Corning Incorporated, a New York corporation (hereafter "Corning"), Biosym Technologies, Inc., a California corporation (hereafter "Biosym") and John Newsam (hereafter "Selling Holder").

                                    RECITALS

         A. In connection with entering into this Agreement, Corning is acquiring all of the outstanding capital stock and all of the options and rights to acquire capital stock of Biosym from Selling Holder and from the other stockholders and option holders of Biosym and thereby is acquiring all of the goodwill and going-concern value of Biosym.

         B. Corning intends to continue to operate Biosym, as a wholly owned subsidiary.

         C. Subsequent to the sale of Biosym, Selling Holder will be employed by Biosym or its successors or assigns.

         D. As a key employee, Selling Holder has experience and knowledge concerning the business of Biosym, including the trade secrets of Biosym, which, if used in any way other than in the proper conduct of his employment duties to Biosym or its successors or assigns could result in substantial determinant to Biosym and to Corning; and

         E. Corning would not purchase Selling Holder's Biosym stock and options if Biosym and Corning were exposed to such detriment.

         NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, the parties agree as follows:

         1. Competition. In consideration of the acquisition of all of Selling Holder's common stock and options and rights to acquire common stock of Biosym, Selling Holder hereby covenants to Corning and to Biosym that:

              1..1 During the period of Selling Holder's employment with Biosym (including during any leave of absence) and for two (2) years from and after the date of cessation of employment for any reason (the "Cessation Date"), Selling Holder shall not (i) engage in the Territory in any business competitive with the business being carried on by Biosym; or (ii) engage in the Territory in any business competitive with any business with respect to which Biosym has made significant plans or expenditures.

              1..2 For purposes of this Agreement, "engage" includes without limitation, (a) indirect and direct activities, assistance or interest, either individually, or as a principal, partner, agent, representative, employee, employer, consultant, independent contractor, distributor, jobber, representative, stockholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, and/or (b) record or beneficial holding, direct or indirect, of more than 1% of the outstanding equity interests in any proprietorship, partnership, corporation, joint venture, association or other entity.

              1..3 For purposes of this Agreement, "Territory" means any one or more of the following: (i) any city, county, or other political subdivision of the State of California, or (ii) any city, county or other political subdivision of any other state in the United States or (iii) any city, county or political subdivision of any country or territory in the world, where Biosym either (x) is selling or delivering any of its products or services or is otherwise carrying on its business or selling activities, (y) or within the 12 months immediately preceding the Cessation Date, has sold or delivered the Biosym products or services or otherwise carried on its business or selling activities.

         2. Representations and Warranties. Selling Holder represents and warrants to Corning and to Biosym as follows:

              2..1 Selling Holder is familiar with the business and affairs of Biosym, the scope and nature of business activities of Biosym and the factors that have contributed to, and that are significant to the continuation of, the goodwill and going-concern value of Biosym.

              2..2 Selling Holder has reviewed, understands and accepts the covenants set forth in this Agreement, including the geographic scope, the scope of competitive activities and the term of each of the covenants set forth in
Section 1 of this Agreement.

              2..3 Selling Holder acknowledges that the geographic scope (including the definition of "Territory"), the scope of competitive activities (including the definition of "engage") and the term of each of the covenants set forth in Section 1 of this Agreement:

                   (i) were determined on the basis of evaluation of, among other things, the markets in which Biosym currently conducts its business activities and the time required to develop and market Biosym's products and services.

                        (ii) are reasonably directed to the protection of the goodwill and going-concern value of Biosym acquired by Corning, and

                        (iii) are reasonable in light of Corning's acquisition of all of the capital stock of Biosym and Biosym's goodwill and going-concern value.

                  2..4 Selling Holder acknowledges that each of the covenants set forth in Section 1 of this Agreement are reasonably necessary and proper to preserve and protect Biosym's trade secrets and that Biosym's trade secrets are a material to the going-concern value of Biosym.

         3. No Solicitation. From the date hereof until two years after the Cessation Date, Selling Holder shall not, directly or indirectly, whether as a principal, partner, agent, employee, employer, consultant, independent contractor, distributor, jobber, representative, stockholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, (i) divert or attempt to divert from Biosym any business with any customer or account (a) with which Selling Holder had any contact or association, (b) which was under the supervision of Selling Holder, or (c) the identity of which was learned by Selling Holder as a result of employment or any other affiliate with Biosym, or (ii) induce any salesman, distributor, manufacturer, representative, agent, jobber, customer, or other person transacting or who has transacted business with Biosym to terminate the relationship or association with Biosym or represent, distribute, market, promote or sell products or services in competition with the products and/or services of Biosym. Selling Holder acknowledges that Biosym has trade secret rights in its list of customers and maintains such list in confidence. For purposes of this Agreement, "customer" includes, without limitation, any for profit or non-profit corporation, partnership, association, joint venture, university, government or governmental agency or other person or entity to which Biosym has sold or furnished any of its products or services, or that has purchased or licensed products or services in a transaction in which Biosym acted as a sales agent, representative, distributor, jobber, value added reseller or sublicensor, or with which Biosym had a substantial promotional contact with a view to selling or furnishing any of its products or services, or any other products or services with respect to which Biosym regularly acts as a sales representative, distributor, jobber, value added reseller or sublicensor.

         4. Severability. Any provision of this Agreement which is unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such unenforceability and shall to that extent be separable from all other provisions of this Agreement, without invalidating the remaining provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction holds that any provision of this Agreement is overly broad (e.g., in time or geographic area), the breadth of such provision, as to such jurisdiction, shall be deemed reduced to the extent necessary to make it enforceable. Furthermore, Biosym and Selling Holder intend that each of the covenants contained in Section 1 of this Agreement shall be construed as a series of separate covenants, (1) one for each city, county or other political subdivision of each state, country or territory included in the definition of Territory and for each competitive activity prohibited by Section 1, and (2) each separate covenant being for a series of one-year periods within the time described in Section 1, so that if the geographic, temporal or other scope of any covenant shall be determined by a court of competent jurisdiction to be excessive, invalid or unenforceable, then the unenforceable covenant shall be severed and the remaining covenants not also so severed shall be deemed enforceable and remain in full force and effect. The parties intend, and to the extent permitted by law, instruct any court of competent jurisdiction interpreting this Agreement, that the covenants set forth in Section 1 of this Agreement be broadly construed so as to effect the purpose of securing to Corning and Biosym the entire goodwill and going-concern value of Biosym.

         5. Equitable Remedies. The parties acknowledge and agree that, if Selling Holder breaches any of the covenants contained in this Agreement, the extent of damages to Biosym or Corning, or any successor of either of them, would be impossible to ascertain and there is not and will not be available to Biosym, Corning or any such successor adequate remedy at law to compensate it if any such breach occurs. Consequently, Selling Holder agrees that if a breach of any of such covenants occurs, in addition to any other relief to which it may be entitled to enforce any or all of such covenants by injunctive or other equitable relief ordered by any court of competent jurisdiction, without the necessity of posting a bond or proving any damages.

         6. Territory List. Upon the written request of Selling Holder, Biosym shall compile and shall provide, within ninety (90) days after the Cessation Date, to Selling Holder a list of each city, county or political subdivision included in the definition of "Territory" as of the Cessation Date.

         7. Waiver of Breach. The waiver by any party of a breach of any provision hereof by another party shall not operate as, or be construed as, a waiver of any subsequent similar or dissimilar breach by any party.

         8. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement. All other contracts and agreements between the parties which relate thereto are hereby terminated.

         9. Modification. This Agreement may be amended or modified only by a writing signed by all parties hereto.

         10. Binding Effect. This Agreement shall all be binding upon the personal representatives of the Selling Holder and shall be binding upon and inure to the benefit of the successors and the assigns of Corning and Biosym.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts or choice of law.

         12. No Assignment. Selling Holder may not assign his rights or obligations under this Agreement.

         13. Construction. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because that party drafted or caused that party's legal representative to draft any of its provisions.

         14. Headings. Paragraph and section headings herein are for reference only and shall not constitute a part of, or affect the construction or interpretation of, this Agreement.

         IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the date first above written.

                                        "Corning":

                                         Corning Incorporated,
                                         a New York corporation

                                         By  /s/  C. Derek Stathan
                                            ----------------------------
                                         Its Director Corporate Development
                                            ----------------------------
                                               [Printed Name and Title]

                                         "Biosym":

                                          Biosym Technologies, Inc.,
                                          a California corporation

                                          By  /s/ Kevin J. Roberts
                                            ----------------------------
                                          Its CEO
                                            -----------------------------
                                              [Printed Name and Title]

                                          "Selling Holder":

                                           John Newsam

                                           ------------------------------

                                           ------------------------------
                                               [Printed Name]

                                   MEMORANDUM

DATE:           June 27, 1995
TO:             C. Derek Statham
FROM:           John M. Newsam
SUBJECT:        Proposed Bonus Plan

================================================================================

I very much appreciated receiving on June 14, 1995 your memo dated June 1, 1995 relating to my employment contract.

Although I am personally unskilled in contractual legalese, I have read my full employment contract several times and find it unambiguous as to the bonuses to which I am eligible based on attainment of my MBO's:-

        - The Notes to Exhibit A clearly state "The Total Incentive Bonus segments outlined in (A) and (B) above are calculated independently" (my italics)
        - The Notes to Exhibit A clearly state "for example, it is possible that for a year no amount is awardable under (a) the portion based upon Biosym's actual OM performance, but an amount is awardable under
          (B), the portion for achieving MBO objectives"
        - Contract law apparently stipulates essentially that every provision is to be interpreted such as to give it effect; the description of the two portions of the annual bonus specified in paragraph 2.4 would in this sense be redundant if the second, MBO-related portion were tied to the company financial objectives as per the first portion of the bonus awardable.

The terms detailed in my employment contract with Biosym/Corning were the sole basis upon which I chose to execute my employment agreement with Biosym/Corning. There was no other verbal non-documented discussions with me in connection with the terms of this agreement. My understanding then and now was that the annual bonus awardable based on MBO achievement was as detailed in Exhibit A. There is nothing in my contract to indicate that the MBO-related portions of my bonus as detailed in Exhibit A are simply "an example".

From the moment I signed this employment contract, 09/22/92, until July 1994, nearly 2 years later, I was given no indication whatsoever that there was any issue at all with it. To the contrary, the bonus paid to me promptly after the end of June 1993, $15k, was exactly that stipulated in Exhibit A of my employment contract based on 0% attainment of the operating plan objectives and 100% attainment of my MBO's; this bonus amount was $5k greater than that to which I would previously have been eligible based on my earlier employment agreement with Biosym.

I became aware that there might conceivably be a dispute over the terms of my employment contract only in, I believe, late 1994 when I gently expressed concern that my contract provisions were not being met in that my bonus payment for the period ending in June 1994 had clearly not been made "promptly after it is calculable" (section 2.4).

I have consistently, since joining Biosym, placed the priorities of the company before my own personal priorities and those of my family. I did not negotiate the terms of my employment with Biosym/Corning, either at the time of execution of my employment contract or at any point since.

As I have stated previously, albeit in a different context, I had been uncomfortable discussing compensation issues with you, as I felt that any such discussion would inevitably prejudice the interactions that I have with you as my direct supervisor and employer; these I value highly and, indeed, I consider that enjoying a close and dynamic working relationship with you is a key element of success in our collective business endeavor.

The change to my contract terms that you have proposed entails a significant reduction in my total compensation package, >$30k through the period ending June 30, 1997, even despite the fact that my employment agreement was structured around a director-level position, two levels junior to my current capacity in the organization, at the time the contract was executed. The figure you have proposed for the period July 1 to December 31, 1994 is computed based on a total bonus target for the fiscal year ending June 30, 1995 of $50k, $20k less than that shown for 1995 in the Exhibit A schedule.

Nevertheless, I will agree to the terms you have proposed in your memo appended here, although I would like to request one modification. My employment contract stipulates that bonuses will be accrued according to our original fiscal year schedule, with, accordingly, my being eligible for a bonus payment immediately following the end of June 1995. I would like to propose then that one half of the total bonus to which I am eligible for the calendar year 1995, namely 15% of my salary, be computed based on half-attainment of my MBO's and, if so-determined, paid immediately following the end of June 1995. I would then be eligible for the remainder, namely 15% of my salary, immediately after the end of December 1995 based on the degree to which I have then achieved 100% of my calendar year 1995 MBO's.

Signed:

Name:

Date: